                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
    (INCLUDING THE ASSOCIATED PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                             LANIER WORLDWIDE, INC.
                                       AT
                              $3.00 NET PER SHARE
                                       BY
                              LW ACQUISITION CORP.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                              RICOH COMPANY, LTD.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON JANUARY 8, 2001, UNLESS THE OFFER IS EXTENDED.

    THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 29, 2000 (THE "MERGER AGREEMENT"), AMONG LANIER WORLDWIDE, INC. (THE "COMPANY"), RICOH COMPANY, LTD. ("PARENT"), AND LW ACQUISITION CORP. ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY BY UNANIMOUS VOTE
(1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE, IN THE BELIEF OF THE BOARD OF DIRECTORS, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS,
(2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DECLARED THEIR ADVISABILITY AND
(3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS) TO PURCHASER AND, AS REQUIRED BY LAW, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES OF COMMON STOCK THAT WOULD CONSTITUTE ON THE DATE OF PURCHASE A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (ASSUMING THE EXERCISE OF ALL STOCK OPTIONS AND EXCLUDING ANY SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES), (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED, (3) THE OFFER AND MERGER BEING ABLE TO BE CONSUMMATED UNDER EUROPEAN UNION COUNCIL REGULATION (EEC) NO. 4064/89,
(4) RECEIPT OF REQUIRED ANTI TRUST OR COMPETITION CONSENTS, APPROVALS OR WAIVERS FROM THE REPUBLIC OF COLOMBIA AND THE REPUBLIC OF POLAND AND (5) THE CONSUMMATION, ON OR PRIOR TO DECEMBER 31, 2000, OF THE TRANSACTIONS CONTEMPLATED BY THE VOICE PRODUCTS ASSET PURCHASE AGREEMENT. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTIONS 15 AND 16 OF THIS OFFER TO PURCHASE.

    THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

                      THE DEALER MANAGER FOR THE OFFER IS

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                               New York, NY 10019
                         (212) 969-2700 (Call Collect)

                                   IMPORTANT

    If you wish to tender all or any portion of your shares, you must take the steps set forth in either (i) or (ii) below prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase):

    (i) (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of this Offer to Purchase, an Agent's Message, and any other required documents to the Depositary, and
       (b) deliver the certificates for such shares to the Depositary along with the Letter of Transmittal (or manually signed facsimile), deliver such shares pursuant to the procedure for book-entry transfer set forth in
        Section 2 of this Offer to Purchase, or if your shares are Direct Registration shares, simply ensure that the Direct Registration Shares portion of the Letter of Transmittal is properly completed; or

    (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

    If you have shares registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee if you desire to tender your shares.

    A tender of your shares will also constitute a tender of the associated Participating Preferred Stock Purchase Rights.

    If you wish to tender shares and your certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to MacKenzie Partners, Inc. ("MacKenzie Partners" or the "Information Agent") or to Wasserstein Perella & Co., Inc. ("Wasserstein Perella" or the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                       PAGE NO.
                                                                       --------
Summary Term Sheet...................................................      1

Introduction.........................................................      6

The Tender Offer.....................................................      9

     1.  Terms of the Offer..........................................      9

     2.  Procedure For Accepting the Offer and Tendering Shares......     11

     3.  Withdrawal Rights...........................................     13

     4.  Acceptance for Payment and Payment for Shares...............     14

     5.  Certain United States Federal Income Tax Consequences.......     15

     6.  Price Range of Shares; Dividends............................     16

     7.  Certain Information Concerning the Company..................     17

     8.  Certain Information Concerning Parent and Purchaser.........     19

     9.  Source and Amount of Funds..................................     20

    10.  Background of the Offer and the Merger; Past Contacts or
           Negotiations with the Company.............................     20

    11.  The Merger Agreement and Certain Other Agreements...........     22

    12.  Purpose of the Offer and the Merger; Plans for the
           Company...................................................     34

    13.  Certain Effects of the Offer................................     35

    14.  Dividends and Distributions.................................     36

    15.  Certain Conditions of the Offer.............................     36

    16.  Certain Legal Matters.......................................     38

    17.  Fees and Expenses...........................................     41

    18.  Miscellaneous...............................................     42

Schedule I...........................................................    I-1

                               SUMMARY TERM SHEET

    LW Acquisition Corp. is offering to purchase any and all of the outstanding shares of common stock (including the associated participating preferred stock purchase rights) of Lanier Worldwide, Inc. for $3.00 net per share in cash. The following are some of the questions that you, as a stockholder of Lanier Worldwide, Inc., may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is LW Acquisition Corp. We are a Delaware corporation and have carried on no business other than in connection with the merger agreement. We are an indirect wholly-owned subsidiary of Ricoh Company, Ltd., a Japanese corporation. See the "Introduction" and Section 8 of this Offer to Purchase.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are offering to purchase any and all of the outstanding shares of common stock (including the associated participating preferred stock purchase rights) of Lanier Worldwide, Inc. All references in this Offer to Purchase to "rights" shall include all benefits that rightholders may have under Lanier
Worldwide, Inc.'s Stockholder Protection Rights Agreement and, unless the context otherwise requires, all references to shares in this Offer to Purchase shall include the rights associated therewith. The rights are not evidenced by separate rights certificates and a holder of shares is not required to complete any additional documentation or action in respect of the tender of any rights to which such stockholder may be entitled. See the "Introduction" and Section 1 of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT, AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $3.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Ricoh Company, Ltd. will provide us with sufficient funds from its own resources to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 9 of this Offer to Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not believe our financial condition is relevant to your decision whether to tender your shares in the offer because the form of payment consists solely of cash, which will be paid from cash that we have on hand. The offer is not subject to any financing condition. See Section 9 of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on January 8, 2001 to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 and Section 2 of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer to buy your shares under certain circumstances. We have agreed in the merger agreement that we may extend (and re-extend) the offer without Lanier Worldwide, Inc.'s consent in the following circumstances:

    - if any of the conditions to the offer have not been satisfied or waived, we may extend (and re-extend) the offer until such time as they are satisfied or waived; provided, that we have committed to extend the offer if less than a majority of the outstanding shares of Lanier Worldwide, Inc., determined on a fully-diluted basis, have been tendered at the initial expiration date of the tender offer and such condition could reasonably be expected to be satisfied within 20 business days of such expiration date; and provided further, that we have committed to extend the offer if certain conditions relating to governmental approvals have not been satisfied at the initial expiration date of the offer but could reasonably be expected to be satisfied on or before March 31, 2001; and

    - on one or more occasions (all such occasions aggregating not more than twenty (20) business days) beyond the latest expiration date that would otherwise be permitted if, on the expiration date, the number of shares tendered (and not withdrawn), together with the shares already owned by Ricoh Company, Ltd., represents less than 90% of the outstanding shares on a fully-diluted basis; and

    - we may, in addition, extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or as required by applicable law. See Section 15 of this Offer to Purchase.

    We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive the offer consideration. We do not currently intend to provide a subsequent offering period, although we reserve the right to do so. See Section 1 of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Mellon Investor Services, L.L.C. (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to purchase any shares which are validly tendered, unless the number of shares of common stock validly tendered and not properly withdrawn before the expiration date of the offer represents a majority of the outstanding shares of Lanier Worldwide, Inc., determined on a fully-diluted basis (assuming the exercise of all stock options and excluding shares held by Lanier Worldwide, Inc. or any of its subsidiaries). This minimum number of shares represents approximately 53% of presently outstanding shares. In addition,

    - We are not obligated to purchase shares which are validly tendered if there is a material adverse change in Lanier Worldwide, Inc. or its business or any event occurs which has a material adverse effect on the offer.

    - We are not obligated to purchase shares which are validly tendered if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been waived.

    - We are not obligated to purchase shares which are validly tendered if the offer and the merger cannot be consummated under European Union Council Regulation (EEC) 4064/89.

    - We are not obligated to purchase shares which are validly tendered if we do not receive the antitrust or competition consents required by the relevant governmental entities in The Republic of Colombia and The Republic of Poland.

    - We are not obligated to purchase shares which are validly tendered if, on or prior to December 31, 2000, the sale of Lanier Worldwide, Inc.'s voice products business, as contemplated by the Voice Products Asset Purchase Agreement, has not been consummated.

    The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer without the consent of Lanier Worldwide, Inc., except that we cannot waive or decrease the minimum condition without the consent of Lanier Worldwide, Inc. See Section 15 of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to Mellon Investor Services, L.L.C., the depositary for the offer, prior to the time that the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If your shares are Direct Registration Shares, simply ensure that the Direct Registration Shares portion of the Letter of Transmittal is properly completed. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 of this Offer to Purchase.

    If you are an employee of Lanier Worldwide, Inc. with a 401(k) account vested in shares of Lanier Worldwide, Inc. common stock, you will direct
T. Rowe Price Trust Company, the trustee of the Save to Accumulate Retirement $ (STAR$) Plan, as to whether or not to tender the shares allocated to your account.

HOW DO I TENDER MY DIRECT REGISTRATION SHARES?

    You may tender all or part of the shares that you hold as Direct Registration Shares by following the instructions and completing the appropriate provisions of the Letter of Transmittal and delivering it to the depositary in accordance with those instructions.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not agreed by February 5, 2001 to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to shares tendered during any subsequent offering period discussed in Section 1 of this Offer to Purchase unless such shares are not immediately accepted for payment. See Section 3 of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 3 of this Offer to Purchase.

WHAT DOES LANIER WORLDWIDE, INC.'S BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to the merger agreement, which has been unanimously approved by the board of directors of Lanier Worldwide, Inc. The board of directors of Lanier Worldwide, Inc. by unanimous vote (1) determined that the offer, the merger and the merger agreement are, in the belief of the board of directors, fair to and in the best interests of, Lanier
Worldwide, Inc.'s stockholders, (2) approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and declared their advisability and (3) recommends that its stockholders accept the offer and tender their shares pursuant thereto and, as required by applicable law, approve and adopt the merger agreement and the merger. See the "Introduction."

HAVE ANY STOCKHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?

    Yes. Harris Corporation, the former parent company of, and current owner of approximately 10% of the outstanding shares of, Lanier Worldwide, Inc., has entered into a Voting and Tender Agreement with us, pursuant to which it has agreed to tender all of its shares in the offer. Harris Corporation will receive the same per share consideration as you will receive for each share of Lanier Worldwide, Inc. it tenders in the offer. Harris Corporation has also agreed that, in the event of any vote of the stockholders of the Company, it shall vote its shares in the same proportion as the other shares voted at such meeting.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE LANIER WORLDWIDE, INC. SHARES ARE NOT TENDERED IN THE OFFER?

    Yes. If we accept for payment and pay for a majority of the outstanding shares of Lanier Worldwide, Inc., LW Acquisition Corp. will be merged with and into Lanier Worldwide, Inc. At the time of the merger, all remaining stockholders of Lanier Worldwide, Inc. (other than us and stockholders properly exercising dissenters' rights) will have their shares converted into the right to receive $3.00 net per share (or any higher price that may be paid for each share pursuant to the offer) in cash. See the "Introduction" and Section 11 of this Offer to Purchase.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL LANIER WORLDWIDE, INC. CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the tender offer we expect to consummate the merger, and following the merger Lanier Worldwide, Inc. no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that Lanier Worldwide, Inc. common stock will no longer be eligible to be traded on the New York Stock Exchange or on any other securities exchange, there may not be an active public trading market, or possibly, any public trading market, for Lanier Worldwide, Inc. stock, and Lanier Worldwide, Inc. may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See
Section 13 of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    At the time of the merger described above, stockholders not tendering in the offer will have their shares converted into the right to receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to dissenters' rights properly exercised under Delaware law. Therefore, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and will not have dissenters' rights if you tender your shares. However, if for some reason the merger does not take place, the number of stockholders of Lanier
Worldwide, Inc. and the number of shares of Lanier Worldwide, Inc. which are still in the hands of the public may be so small that there no longer will be an active public trading market, or, possibly, there may not be any public trading market, for Lanier Worldwide, Inc. common stock. Also, as described above, Lanier Worldwide, Inc. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On November 29, 2000, the last completed trading day before we announced the tender offer and the possible subsequent merger, the closing price of Lanier Worldwide, Inc. common stock reported on the New York Stock Exchange was $0.56 per share. On December 7, 2000, the last trading day before we commenced the tender offer, the closing price of Lanier Worldwide, Inc. common stock reported on the New York Stock Exchange was $2.875 per share. We advise you to obtain a recent quotation for shares of Lanier Worldwide, Inc. common stock in deciding whether to tender your shares. See Section 6 of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or Wasserstein Perella & Co., Inc. at (212) 969-2700 (call collect). MacKenzie Partners, Inc. is acting as the information agent and Wasserstein Perella & Co., Inc. is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

                                  INTRODUCTION

    LW Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Ricoh Company, Ltd., a Japanese corporation ("Parent"), hereby offers to purchase any and all issued and outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Lanier Worldwide, Inc., a Delaware corporation (the "Company"), including the associated rights to purchase shares of Company Participating Preferred Stock, $.01 par value (the "Rights"), issued pursuant to the Stockholder Protection Rights Agreement (the "Rights Agreement"), dated as of November 5, 1999, between the Company and Mellon Investor Services, L.L.C., formerly ChaseMellon Shareholder Services, L.L.C., as Rights Agent, at a price of $3.00 per Share, net to the selling stockholder in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references to Shares herein shall include the Rights. The Rights are not evidenced by separate rights certificates and no additional action or documentation is required for a holder of Shares to tender Rights to which such holder may be entitled.

    Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute
Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2 of this Offer to Purchase. Purchaser will pay all charges and expenses of Wasserstein Perella, as dealer manager, MacKenzie Partners, as information agent, and Mellon Investor Services, L.L.C., as depositary (the "Depositary"), incurred in connection with the Offer. See Section 17 of this Offer to Purchase.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration date of the Offer that number of Shares that would constitute on the date of purchase a majority of all outstanding Shares on a fully-diluted basis (assuming the exercise of all stock options and excluding any Shares held by the Company or any of its subsidiaries) (the "Minimum Condition"), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") having expired or been terminated,
(iii) the Offer and Merger being able to be consummated under European Union Council Regulation (EEC) No. 4064/89, (iv) receipt of required antitrust or competition consents, approvals or waivers from The Republic of Colombia and The Republic of Poland and (v) the consummation, on or before December 31, 2000, of the transactions contemplated by the Voice Products Asset Purchase Agreement (as defined below). The Offer is also subject to other terms and conditions. See Sections 15 and 16 of this Offer to Purchase.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 29, 2000 (the "Merger Agreement"), among Parent, Purchaser, and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (in which event the separate corporate existence of Purchaser shall cease and the Company shall be the "Surviving Corporation") (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share will be converted into and represent the right to receive the Offer Price, without interest, except for (i) Shares held in the Company's treasury immediately before the Effective

Time, and each Share held by Parent, Purchaser, or any of their respective direct or indirect wholly-owned subsidiaries immediately before the Effective Time (all of which will be canceled) and (ii) Shares with respect to which dissenters' rights are properly exercised ("Dissenting Shares") under the General Corporation Law of the State of Delaware, as amended (the "DGCL"). See
Section 11 of this Offer to Purchase.

    The Board of Directors of the Company (the "Board") by unanimous vote
(i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are, in the belief of the Board, fair to and in the best interests of the Company's stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and declared their advisability and (iii) recommends that the Company's stockholders accept the Offer, tender their Shares pursuant thereto and, as required by law, approve and adopt the Merger Agreement and the Merger.

    The Board has received the written opinion of The Robinson-Humphrey Company, LLC stating that the proposed consideration to be received pursuant to the Offer and the Merger by the Company's stockholders is fair to the holders of Shares from a financial point of view. A copy of the written opinion of The Robinson-Humphrey Company, LLC, which sets forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, is included as ANNEX B to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Company 14D-9") filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which is being furnished to stockholders concurrently with this Offer to Purchase. Stockholders are urged to read the full text of such opinion carefully.

    The Company has represented to Parent that, as of November 20, 2000, there were 84,768,152 Shares outstanding and there were options to acquire 5,145,252 Shares. Neither Parent, Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares. See Section 8 of this Offer to Purchase.

    The Merger Agreement provides that, as soon as practicable after the Effective Time, the Company shall pay in respect of each outstanding option to purchase Shares an amount equal to the number of Shares subject to such option, whether or not vested or exercisable, multiplied by the excess, if any, of the Offer Price over the exercise price per Share of such option, and to each holder of restricted stock and performance share awards, an amount equal to the product of the Offer Price and the number of Shares subject to such stock or award. Except for the Company's Chief Executive Officer, members of the Board do not hold restricted stock and, except for the Company's Chief Executive Officer and Chief Operating Officer, members of the Board do not hold performance share awards. Members of the Board will collectively receive in respect of options to purchase Shares held by them an aggregate of approximately $227,895. Two directors of the Company are entitled to receive payments of $250,000 in cash, in the aggregate, under the Directors Deferred Compensation Plan. In the absence of the Merger and the transactions contemplated thereby, such payments to these directors would be made in Shares.

    The Merger Agreement provides that upon the purchase of and payment for any Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to any additional directors elected by Purchaser) and (ii) the percentage that the number of Shares beneficially owned by Parent and Purchaser following the Offer bears to the total number of outstanding Shares, and the Company will upon request by Parent either increase the size of the Board (and if necessary amend the Company's by-laws to permit such an increase) or secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and shall cause Parent's designees to be so elected. See Section 11 of this Offer to Purchase. The designation of directors by Parent is subject to compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    Following the election or appointment of Parent's designees as specified in the foregoing paragraph and prior to the Effective Time of the Merger, any amendment of the Merger Agreement requiring action by the Board, any termination of the Merger Agreement by the Company and any enforcement of or any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company will require the approval of the directors of the Company then in office who are not designees of Parent.

    The information contained herein concerning or attributed to the Company and its officers and directors has been supplied by the Company, and all other information contained herein has been supplied by Parent and Purchaser. Although neither the Company nor Parent or Purchaser have any knowledge that would indicate that any statements contained herein based on the information provided by the other are untrue, neither the Company nor Parent or Purchaser take any responsibility for the accuracy or completeness of any information provided by the other or for any failure by the other to disclose events that may have occurred and may affect the significance or accuracy of such information but which are unknown to the Company or Parent and Purchaser, respectively.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered and not withdrawn on or prior to the Expiration Date (as defined below), as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on January 8, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the purchase of any Shares by Purchaser.

    Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) and not accept for payment any Shares, if the Minimum Condition and the other conditions set forth in Section 15 of this Offer to Purchase (collectively, the "Offer Conditions") are not satisfied. Subject to the provisions of the Merger Agreement, Purchaser expressly reserves the right to waive, in whole or in part at any time or from time to time, any such condition, to increase the price per Share payable in the Offer, to extend the Offer or provide for a subsequent offering period or to make any other changes in the terms and conditions of the Offer; PROVIDED THAT, unless previously approved by the Company, no change may be made that decreases the Offer Price, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Offer Conditions, or waives or decreases the Minimum Condition.

    If all Offer Conditions are not satisfied on the initial expiration date of the Offer, Purchaser may extend (and re-extend) the Offer to provide additional time to satisfy such conditions. Purchaser has agreed to extend the Offer if, on the Expiration Date, the Minimum Condition is not satisfied or waived and such condition could reasonably be expected to be satisfied within twenty
(20) business days following the initial scheduled expiration of the Offer. Purchaser may also extend the Expiration Date on one or more occasions (all such occasions aggregating not more than twenty (20) business days) beyond the latest expiration date that would otherwise be permitted if, on the Expiration Date, the number of Shares tendered (and not withdrawn), together with the Shares then owned by Parent, represents less than 90% of the outstanding Shares on a fully-diluted basis. In addition, Purchaser has agreed to extend the Offer if, on any scheduled expiration date of the Offer, the following conditions have not been satisfied, but could reasonably be expected to be satisfied on or before March 31, 2001: (i) the applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the Offer and the Merger cannot be consummated under the European Union Council Regulation (EEC) No. 4064/89 or
(iii) the Company and/or Parent shall not have received the antitrust or competition consents, approvals or waivers required by the relevant governmental entities in The Republic of Colombia and The Republic of Poland.

    The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15 of this Offer to Purchase.

    In addition, the Merger Agreement provides that Purchaser has the right, but is not required, to extend the Offer for a subsequent offering period of up to an additional twenty (20) business days pursuant to Rule 14d-11 of the Exchange Act (a "Subsequent Offering Period"), subject to certain conditions set forth in such rule.

    A Subsequent Offering Period is an additional period of time from three
(3) business days up to twenty (20) business days, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If Purchaser decides to provide for a Subsequent Offering Period, and such Subsequent Offering Period is for a period of time which is less than twenty (20) business days, the Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of twenty (20) business days.

    Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-l(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositaries. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list of the Company or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    Employees of the Company who have 401(k) accounts vested in shares of Common Stock should direct T. Rowe Price Trust Company, the trustee of the Save to Accumulate Retirement $ (STAR$) Plan, as to whether or not to tender the Shares allocated to their accounts.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being referred to as an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See "Instruction 1" of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a manually signed facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See "Instruction 5" of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (c) in the case of a guarantee of Shares, the certificates therefor (or a confirmation of a book- entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    DIRECT REGISTRATION SHARES. Holders of Direct Registration Shares will receive all documents furnished to stockholders generally in connection with the Offer. A stockholder who wishes to tender Direct Registration Shares may use the Letter of Transmittal to tender such Shares by completing the box entitled "Direct Registration Shares." Each holder of Direct Registration Shares may tender all, some or none of such stockholder's Direct Registration Shares. Any Direct Registration Shares tendered but not purchased will be credited back to such stockholder's Direct Registration Shares account.

    HOLDERS OF DIRECT REGISTRATION SHARES ARE URGED TO READ THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED MATERIALS CAREFULLY.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding equal to 31% of the gross payments received pursuant to the Offer, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number (social security number or employer identification number) and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Stockholders other than "U.S. Holders" (as defined in "Certain United States Federal Income Tax Consequences") must submit a properly completed IRS Form W-8 BEN, certifying Non-United States status, in order to avoid backup withholding. Such forms may be obtained from the Depositary. For a discussion of the material federal income tax consequences to tendering Shares in the Offer, see "Certain United States Federal Income Tax Consequences." See "Important Tax Information" in the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all persons. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting rights with respect to the Shares accepted by Purchaser for payment immediately upon such acceptance.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

3.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn on or after February 5, 2001.

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2 of this Offer to Purchase any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 of this Offer to Purchase at any time prior to the Expiration Date or during a Subsequent Offering Period.

    No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of this Offer to Purchase.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all persons. None of Parent, Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as soon as practicable after the Expiration Date. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-l(c) of the Exchange Act, Purchaser will extend the Offer. See Section 1 of this Offer to Purchase.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2 of this Offer to Purchase), or, in the case of Direct Registration Shares, a Letter of Transmittal including properly completed portions for Direct Registration Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that Purchaser pay the Offer Price or return the tendered Shares promptly after any termination or withdrawal of the Offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3 of this Offer to Purchase. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    Purchaser will immediately accept for payment and promptly pay for all Shares validly tendered during any Subsequent Offering Period. See Section 1 of this Offer to Purchase. The procedures for tendering Shares and guaranteed delivery set forth in Section 2 of this Offer to Purchase will apply during any Subsequent Offering Period.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2, such Shares will be credited to an account maintained with DTC) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

    Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of Purchaser the right of Purchaser to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

    Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a holder or other payee pursuant to the Offer must be withheld by the Depositary and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including among others all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such an individual must submit a completed IRS Form W-8 BEN which is signed by the individual under penalties of perjury, attesting to the individual's exempt status. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding. A copy of the IRS forms may be obtained from the Depositary. See the Section entitled "The Tender Offer--Procedure for Accepting the Offer and Tendering Shares--Backup Federal Income Withholding," of this Offer to Purchase.

    The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, including pursuant to the Company's Save to Accumulate Retirement $ (STAR$) Plan, to a stockholder who is related to Purchaser for purposes of
Section 302 of the Internal Revenue Code or to a stockholder who is not a U.S. Holder or who is otherwise subject to special tax treatment under the Internal Revenue Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions). For these purposes, a "U.S. Holder" is a holder of Shares who or which is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, the foregoing discussion does not address the tax treatment of holders of unexercised options to acquire Shares.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Company's Common Stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "LR." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock on the NYSE as reported by published financial sources.

                                                                        HIGH               LOW
                                                              ------------------------   --------
FISCAL 2000
Second Quarter (November 5 -- December 31, 1999)............  $                 4.8750   $2.6250
Third Quarter (January 1, 2000 -- March 31, 2000)...........  $                 4.1875   $1.6250
Fourth Quarter (April 1, 2000 -- June 30, 2000).............  $                 2.4375   $1.0000

FISCAL 2001
First Quarter (July 1, 2000 -- September 30, 2000)..........  $                 1.3125   $0.4375
Second Quarter (October 1, 2000 -- December 7, 2000)........  $                 2.8750   $0.4375

    The Company has not paid any cash dividends on its Common Stock since it was spun off from Harris Corporation on November 5, 1999. In addition, the Merger Agreement prohibits the Company from declaring or paying any cash dividends prior to the earlier of the termination of the Merger Agreement or the Effective Time.

    The Rights trade together with the Common Stock. On November 29, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share reported on the NYSE was $0.56. On December 7, 2000, the last full trading day before the commencement of the Offer, the closing price per Share reported on the NYSE was $2.875.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Parent have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

    GENERAL. The Company is a Delaware corporation with its principal executive offices located at 2300 Parklake Drive, N.E., Atlanta, Georgia 30345 and its telephone number is (770) 496-9500.

    The Company is a worldwide independent supplier of copiers, facsimiles and other related automated office imaging equipment. With over 1,600 sales and service locations in more than 100 countries, the Company markets these products and related services, parts and supplies to customers both on a direct sales basis and through a worldwide network of independent dealers. The Company provides customers with a wide array of customized document management solutions including black and white digital and analog copiers, color copiers, facsimile systems, multi-function devices, printers, computer based health care information management systems, associated parts and supplies, and a variety of related outsourcing services. The Company sources substantially all of these products from a variety of manufacturers, including Parent.

    FINANCIAL INFORMATION. Certain financial information is hereby incorporated by reference to the audited financial statements set forth in the Company's Form 10-K for the fiscal year ended June 30, 2000 and the unaudited financial statements set forth in the Company's Form 10-Q for the fiscal quarter ended September 29, 2000. The reports may be inspected at, and copies may be obtained from, the same places and in the same manner set forth under the section entitled "Available Information" below.

    OTHER FINANCIAL INFORMATION. During the due diligence process, which is described in Section 10 of this Offer to Purchase, the Company provided Parent with certain business and financial information which we believe is not publicly available, including certain projections of the Company's future operating performance. The Company informed us that these projections were not prepared with a view to public disclosure, nor were they prepared in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. A summary of these projections is included in this Offer to Purchase only because the Company provided the projections to us.

    The projections contain forward-looking statements, do not purport to present results of operations in accordance with generally accepted accounting principles and have not been audited or examined by the Company's independent auditors. The summary of projected financial data set forth below is presented for the limited purpose of giving the stockholders of the Company access to financial data prepared by the Company's management that were made available to Parent in connection with its due diligence investigation. The projections exclude the operating results of the Company's dictation product line and applications surrounding speech-to-text processing (the "Voice Products Business"), which is being sold pursuant to the Voice Products Asset Purchase Agreement.

                                                     2001E        2002E        2003E        2004E
                                                    --------     --------     --------     --------
                                                                     (IN MILLIONS)
Net revenue....................................     $1,293.0     $1,415.0     $1,555.0     $1,730.0
Gross margin %.................................         35.8%        35.0%        34.3%        33.8%
EBITDA.........................................     $  219.8     $  238.5     $  261.0     $  283.0
Net income.....................................     $   31.9     $   50.7     $   66.9     $   88.3

    THE FOREGOING FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, WE CANNOT ASSURE YOU THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THESE PROJECTIONS DO NOT GIVE EFFECT TO THE OFFER OR THE POTENTIAL COMBINED OPERATIONS OF PARENT AND THE COMPANY OR ANY CHANGES WHICH MAY BE MADE TO THE COMPANY'S OPERATIONS OR STRATEGY AFTER THE CONSUMMATION OF THE OFFER. THE INCLUSION OF THE PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER OR THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, PURCHASER OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

    COMMERCIAL ARRANGEMENTS WITH THE COMPANY. The Company and Parent have entered into a Sales Agreement, dated as of July 1, 1999, whereby the Company has the non-exclusive right to distribute, throughout North America, Central America, Europe and Australia, certain products and equipment manufactured by Parent, including facsimile equipment, copiers and digital multifunction products (the "Sales Agreement"). During the fiscal year ended June 30, 2000, Parent was the Company's largest supplier, and the Company remitted payments of over $238 million, or approximately 50% of the Company's total payments to all major suppliers, to Parent during the most recent fiscal year. A copy of the Sales Agreement is filed as Exhibit (e)(9) to the Company 14D-9 and is incorporated herein by reference.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities at the SEC's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

8.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

    GENERAL. Parent is a Japanese corporation with its principal offices located at 15-5, Minami-Aoyama 1-Chome, Minato-ku, Tokyo 107-8544, Japan. The telephone number of Parent is (81) 3-3479-3111. Parent is a Japanese corporation engaged principally in the business of manufacturing and marketing copiers and related supplies, communications and information systems, optical equipment, electronic devices and computer peripherals, such as printers and optical storage devices. Parent is a public company listed on the Tokyo Stock Exchange. Its Shares also trade on the Amsterdam Stock Exchange, the Frankfurt Stock Exchange and the Paris Stock Exchange.

    Purchaser is a Delaware corporation with its principal offices located at 5 Dedrick Place, West Caldwell, New Jersey 07006. The telephone number of Purchaser is (973) 882-2000. Purchaser has not carried on any activities other than in connection with the Merger Agreement. Purchaser is an indirect wholly-owned subsidiary of Parent.

    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser are set forth in
Schedule I hereto.

    Neither Parent or Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed (1) beneficially owns or has any right to acquire, directly or indirectly, any Shares, or (2) has effected any transaction in the Shares during the past sixty (60) days.

    Except as provided in the Merger Agreement, or as otherwise described in this Offer to Purchase, neither Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, neither Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Parent, Purchaser or any of the persons listed in Schedule I hereto have, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or any of the persons listed in Schedule I have, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS.

    Purchaser estimates that the total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, to consummate the Merger and to pay all related fees and expenses will be approximately U.S. $275 million. Such amount assumes the purchase of all Shares underlying options that were outstanding as of November 29, 2000 and that have exercise prices of less than $3.00 per Share. See the "Introduction" and Section 17 of this Offer to Purchase. The funds required by Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger are expected to be provided to Purchaser in the form of capital contributions or advances made by Parent. Parent plans to provide the funds for such capital contributions or advances from its available cash. The Offer is not conditioned upon any financing being received.

10. BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

    Parent periodically reviews its competitive position in its industry and the strategic alternatives that might be available to it, including transactions with potential strategic partners in the United States. On June 16, 2000, the Company expressed an interest in a strategic transaction with Parent and inquired whether Parent would be interested in making an offer to acquire the Company. Parent and the Company subsequently negotiated and on June 22, 2000 executed a customary confidentiality agreement.

    On June 30, 2000, Parent's representatives visited the Company at the Company's offices in Atlanta, Georgia, where the two sides discussed the strategic fit of the two companies.

    On July 21, 2000, Parent retained Wasserstein Perella and its affiliate Nomura Corporate Advisors Co., Ltd. as its financial advisors. Parent subsequently retained Paul, Weiss, Rifkind, Wharton & Garrison ("PWRWG") and KPMG as its legal and accounting advisors, respectively, for the possible transaction.

    Parent's representatives traveled to Atlanta to meet the key managers of the Company for a second time on July 24, 2000.

    On August 4, 2000, Parent submitted a due diligence request to the Company.

    Between August 9 and August 11, 2000, Parent and its financial, legal and accounting advisors conducted due diligence on the Company and its businesses in Atlanta, including meetings with Wesley E. Cantrell, the Company's Chairman and CEO, C. Lance Herrin, the Company's President and COO, James MacLennan, the Company's Executive Vice President and CFO, and the Company's financial advisor, The Robinson-Humphrey Company, LLC.

    On August 28, 2000, the parties commenced negotiations over the financial, structural and legal terms of a potential acquisition of the Company by Parent, including the terms and conditions of a definitive merger agreement. The negotiations continued through September and included a meeting at Parent's headquarters in Japan on September 18, 2000. At this meeting, representatives of Parent and the Company further explored the financial terms of the proposed acquisition and also discussed Parent's requirement that the Company divest itself of its Voice Products Business prior to any acquisition of the Company by Parent. It was decided at this meeting that discussions between the parties' legal and financial advisors should continue.

    The Company subsequently facilitated an initial meeting on September 26, 2000 in Orlando, Florida between representatives of Parent, the Company and Harris Corporation ("Harris"), the former parent company and current 10% stockholder of the Company. The Company's and Parent's financial and legal advisors and the Parent's accounting advisors were also present at the meeting. At this meeting Parent conducted due diligence on the November 1999 spin-off of the Company from Harris and discussed amending the Tax Disaffiliation Agreement (the "Tax Agreement"), dated November 5, 1999, between the Company and Harris to permit an acquisition of the Company by Parent. Parent and Harris also had an initial discussion of the terms of an agreement pursuant to which Harris would agree to tender its shares of the Company's Common Stock in the tender offer should Parent and the Company enter into a definitive Merger Agreement. On September 29, 2000, Parent's legal and accounting advisors conducted additional due diligence at the headquarters of Harris in Melbourne, Florida on the spin-off of the Company from Harris.

    Parent and the Company continued to negotiate the structure and terms of the transaction through October and early November. During this time, Parent also negotiated with Harris the terms of letter agreements necessitated by provisions of the Tax Agreement to permit Parent to acquire the Company. Parent and Harris also agreed in principle upon the terms of a voting and tender agreement in which, among other things, Harris agreed to tender its shares in the Offer and Harris further agreed to vote its shares at any meeting of the Company's stockholders in the same proportion as the other stockholders of the Company.

    On November 9, 2000, meetings were held at the PWRWG offices in New York. Representatives of Parent and the Company and their respective advisors were in attendance. At that meeting, Parent proposed acquiring all of the shares of the Company at a price of $3.00 per share in cash. This proposal was contingent upon, among other things, the Company reaching an agreement to sell the Voice Products Business on terms and conditions satisfactory to Parent and the negotiation of a mutually satisfactory definitive merger agreement.

    On November 10, 2000, meetings were held at the Wasserstein Perella offices in New York. Representatives of Parent and the Company and their financial advisors were in attendance. The parties further discussed the matters discussed at the November 9 meeting.

    On the evening of November 12, 2000, representatives from the Company and Parent agreed in principle to Parent's November 9 proposal, pending a satisfactory agreement for the Company to dispose of the Voice Products Business and the receipt of official approval from the boards of directors of both Parent and the Company. On the basis of this understanding, the parties continued to negotiate the terms of the proposed transaction through mid-November. During this time, the Company updated Parent regularly on the status of its efforts to sell the Voice Products Business.

    On November 27, 2000, the Company informed Parent that it had reached a preliminary agreement to sell the Voice Products Business to a wholly-owned subsidiary of Platinum Equity, LLC ("Platinum"). Between November 27, 2000 and November 29, 2000, the Company and its legal advisors negotiated definitive agreements with Platinum and its legal advisors for the sale of the Voice Products Business. The Company regularly updated Parent and its advisors as to the status of the potential transaction with Platinum, as well as the terms and provisions of the drafts of the definitive agreements relating to such transaction.

    On November 27, 2000, the Board unanimously approved the Merger Agreement, the Voice Products Asset Purchase Agreement and the transactions contemplated by such agreements.

    The Merger Agreement providing for the acquisition of all shares of the Company in a tender offer at a price of $3.00 net per share in cash and the other transactions contemplated by the Merger Agreement and related agreements were unanimously approved by Parent's board of directors on November 28, 2000.

    On November 29, 2000, the Company informed Parent that the terms of the sale of the Voice Products Business to Platinum had been finalized and definitive documentation would be executed immediately prior to execution of the definitive merger agreement between Parent and the Company. Following execution by the Company and Platinum of the Voice Products Business definitive agreements (collectively, the "Voice Products Asset Purchase Agreement"), the Merger Agreement and the letter agreements with Harris related to the Tax Agreement were executed.

    On December 8, 2000, in accordance with the Merger Agreement, Parent and Purchaser commenced the Offer.

11.  THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO referred to in Section 18 of this Offer to Purchase and is incorporated herein by reference. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 7 of this Offer to Purchase. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable, but in any event within ten (10) business days, following the execution of the Merger Agreement. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions. For a description of the Offer Conditions, see
Section 15 of this Offer to Purchase.

    Under the terms of the Merger Agreement, Purchaser expressly reserves the right to waive, in whole or in part at any time or from time to time, any such condition, to increase the price per Share payable in the Offer, to extend the Offer or provide for a Subsequent Offering Period or to make any other changes in the terms and conditions of the Offer, except that the Merger Agreement provides that, unless previously approved by the Company in writing, no change may be made that decreases the Offer Price, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Offer Conditions, amends any term or condition of the Offer in a manner adverse to holders of Shares, or waives or decreases below 50% the Minimum Condition.

    If all Offer Conditions are not satisfied on the initial expiration date of the Offer, Purchaser may extend (and re-extend) the Offer to provide additional time to satisfy such conditions. Purchaser has agreed to extend the Offer if, on the Expiration Date, the Minimum Condition to Offer is not satisfied or waived and such condition could reasonably be expected to be satisfied within twenty
(20) business days following the initial scheduled expiration date of the Offer. Purchaser may also extend the Expiration Date on one or more occasions (all such occasions aggregating not more than twenty (20) business days) beyond the latest expiration date that would otherwise be permitted if, on the Expiration Date, the number of Shares tendered (and not withdrawn), together with the Shares then owned by Parent, represents less than 90% of the outstanding Shares on a fully-diluted basis. In addition, Purchaser has agreed to extend the Offer if, on any scheduled expiration date of the Offer, the following conditions have not been satisfied, but could reasonably be expected to be satisfied on or before March 31, 2001: (i) the applicable waiting period under the HSR Act shall not have expired or been terminated, (ii) the Offer and the Merger cannot be consummated under the European Union Council Regulation (EEC) No. 4064/89 or
(iii) the Company and/or Parent shall not have received the antitrust or competition consents, approvals or waivers required by the relevant Governmental Entities in The Republic of Colombia and The Republic of Poland.

    In addition, the Merger Agreement provides that Purchaser has the right to extend the Offer for a Subsequent Offering Period of up to an additional twenty
(20) business days pursuant to Rule 14d-11 of the Exchange Act.

    DIRECTORS. The Merger Agreement provides that upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Parent may designate up to such number of directors, rounded up to the next whole number on the Board, that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors elected by Purchaser) and (ii) the percentage that the number of Shares owned by Parent and Purchaser following the Offer bears to the total number of outstanding Shares, and the Company shall upon request by Parent, promptly either increase the size of the Board (and shall, if necessary, amend the Company's by-laws to permit such an increase) or secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Board and shall cause Parent's designees to be so elected. Following the election or appointment of Parent's designees to the Board, however, the Board shall retain at least two directors who were directors on the date of the Merger Agreement (the "Continuing Directors"). The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder.

    Following the election or appointment of Parent's designees as specified in the foregoing paragraph and prior to the Effective Time, any amendment of the Merger Agreement requiring action by the Board, any termination of the Merger Agreement by the Company, any enforcement of or any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company and any amendment of the certificate of incorporation or by-laws of the Company will require the approval of the Continuing Directors.

    THE MERGER. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, Purchaser will be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation and an indirect wholly-owned subsidiary of Parent.

    CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions:
(i) Purchaser shall have accepted and purchased Shares validly tendered and not withdrawn pursuant to the Offer, (ii) the Merger and the Merger Agreement shall have been adopted by the requisite vote of the stockholders of the Company, if and to the extent the approval of the Merger by the holders of Shares is required by the DGCL, (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall have the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger, and (iv) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not make the Merger illegal.

    CONVERSION OF SHARES. At the Effective Time and without any action on the part of Parent, Purchaser, the Company or the holder of any of the following securities (i) each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled as set forth below and any Shares that are held by stockholders properly exercising dissenters' rights under the DGCL) shall immediately cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and be converted into the right to receive the Offer Price (the "Merger Consideration") in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share; and
(ii) each Share held by the Company or any subsidiary of the Company as treasury stock immediately before the Effective Time, and each Share held by Parent, Purchaser, any other direct or indirect wholly-owned subsidiary of Parent immediately before the Effective Time, shall cease to be outstanding, and be canceled and retired without payment of any consideration therefor and cease to exist. Each issued and outstanding share of common stock of Purchaser will be converted into and exchanged for one fully paid and non-assessable share of common stock of the Surviving Corporation.

    If, during the period between the date of the Merger Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of Shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares, the Merger Consideration shall be correspondingly adjusted.

    TREATMENT OF OPTIONS AND OTHER EQUITY-BASED AWARDS. The Merger Agreement provides that immediately prior to the Effective Time the Company shall terminate its Stock Incentive Plan (the "Company Option Plan") without prejudice to the rights of holders of options (the "Options") or restricted stock awards and performance share awards (collectively, the "Stock Awards") awarded under the Company Option Plan or otherwise. The Company shall pay, as soon as practicable following the Effective Time, in respect of each Option, whether or not then exercisable, an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Option, multiplied by the number of Shares subject to such Option, and, in respect of each Stock Award, an amount equal to the product of the Merger Consideration multiplied by the number of Shares subject to such Stock Award. Pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"), the Company shall accelerate the Exercise Date (as defined in the Stock Purchase Plan) for the current Purchase Period (as defined in the Stock Purchase Plan) to the date of the Merger Agreement and shall immediately thereafter terminate the Stock Purchase Plan. In addition, on or prior to the Effective Time, the Company shall amend the Stock Purchase Plan to allow for the transferability of Shares acquired thereunder in connection with the transactions contemplated under the Merger Agreement.

    STOCKHOLDERS' MEETING. If approval by the Company's stockholders is required by applicable law to consummate the Merger, the Company shall, as soon as practicable following the consummation of the Offer: (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders' Meeting in accordance with the Exchange Act and include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iii) use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all such action in its judgment necessary or appropriate to secure the vote of stockholders required by the DGCL to effect the Merger; (iv) use its reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer in accordance with SEC rules and regulations; and (v) use all reasonable efforts to take all other actions proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement. At the Stockholders' Meeting, Parent and Purchaser have agreed to vote all Shares owned by them to approve the Merger Agreement and the transactions contemplated thereby.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things: its corporate existence and power; its subsidiaries; its articles of incorporation and bylaws; capitalization; authority relative to the Merger Agreement; material contracts; non-contravention; government authorization; compliance with law; SEC filings; financial statements; absence of certain changes or events; undisclosed liabilities; litigation; employee benefit plans; employment and labor matters; Offer documents and Proxy Statement; restrictions on business activities; title to property; taxes; amendment of the Company's Stockholder Protection Rights Agreement; Year 2000 matters; environmental matters; intellectual property; affiliate transactions; insurance; opinion of financial advisor; brokers; required votes and the Voice Products Business.

    Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Material Adverse Effect" on the Company. For purposes of the Merger Agreement and this Offer to Purchase, when used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that has been, is, or is reasonably likely to be, materially adverse to the condition (financial or otherwise), business, assets, liabilities, or results of operations of the Company and its subsidiaries taken as a whole, or that adversely affects the ability of the Company to consummate the transactions contemplated by the Merger Agreement in any material respect or materially impairs or delays the Company's ability to perform its obligations thereunder, other than any change or effect relating in general to the industry in which the Company operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) the Company or the announcement or pendency of the Offer, the Merger or the transactions contemplated by the Merger Agreement.

    Pursuant to the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things: their corporate existence and power; authority relative to the Merger Agreement; non-contravention; government authorization; and certain information with respect to Parent and Purchaser contained in the Offer documents. Certain representations and warranties in the Merger Agreement made by the Parent and Purchaser are qualified as to "materiality" or "Material Adverse Effect" on the Parent.

    None of the representations and warranties made by Parent, Purchaser or the Company in the Merger Agreement will survive the Effective Time.

    COVENANTS. The Merger Agreement contains various customary covenants of the parties. A description of these covenants follows.

    INTERIM OPERATIONS. The Company covenants and agrees in the Merger Agreement that, during the period from the date of the Merger Agreement and continuing until the Effective Time, unless Parent shall otherwise agree in writing, the Company and its subsidiaries shall, unless expressly authorized to do otherwise pursuant to paragraphs (a) through (m) below, conduct their business in the ordinary course consistent with past practice, and shall use their best efforts to preserve intact their business organizations and relationship with third parties and to keep available the services of their present officers and key employees.

    Without limiting the foregoing, the Merger Agreement provides that, except as otherwise approved in writing by Parent or as expressly contemplated by the Merger Agreement, from the date of the Merger Agreement until the Effective
Time:

    a. the Company shall not, and shall not permit any of its subsidiaries to, adopt or propose any change in its certificate of incorporation or bylaws (or equivalent organization documents;

    b. the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, lease or manage (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, other than assets that are immaterial to the Company and its subsidiaries taken as a whole and except for purchases in the ordinary course of business consistent with past practice;

    c. the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any lien or other encumbrances or otherwise dispose of any of its properties or assets, or any stock or other ownership interest in any of its properties, assets or subsidiaries, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to any agreements existing as of the date of the Merger Agreement, which agreements shall not be amended in a manner adverse to the Company or its Subsidiaries without the prior written consent of Parent, (iii) any liens or other encumbrances for taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been provided in the consolidated balance sheet of the Company at June 30, 2000 and (iv) such mechanics and similar liens or other encumbrances, if any, as do not materially detract from the value of any of such properties, assets, stock or other ownership interests or materially interfere with the present use of any of such properties or assets;

    d. the Company shall not, and shall not permit any of its subsidiaries to, declare, set aside or pay any dividends or make any distributions on Shares of capital stock, other than dividends or distributions by any wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary;

    e.  the Company shall not, and shall not permit any of its subsidiaries to,
       (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company or any of its subsidiaries, or any security convertible into or exercisable for either of the foregoing, other than the issuance of Shares pursuant to the Company Employee Stock Purchase Plan in the ordinary course of business in accordance with its terms or upon the exercise of Options outstanding on the date of the Merger Agreement, (ii) split, combine or reclassify any capital stock of the Company or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of capital stock of the Company or any of its subsidiaries or (iii) except as required by the Merger Agreement, repurchase, redeem or otherwise acquire any Shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such Shares or other securities;

    f. except as otherwise expressly permitted under the Merger Agreement, the Company and its subsidiaries shall not make any commitment or enter into, or amend, modify or terminate, any contract or agreement material to the Company and its subsidiaries taken as a whole except in the ordinary course of business consistent with past practice;

    g. except for borrowings under existing credit facilities in place as of the date of the Merger Agreement and that are made in the ordinary course of business consistent with past practices as contemplated by the Merger Agreement the Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its line of credit for working capital purposes and the endorsement of checks in the ordinary course of business; or
       (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company and other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

    h.  the Company shall not, and shall not permit any of its subsidiaries to,
       (i) increase the compensation payable or to become payable to its officers, directors or key employees, (ii) grant any severance or termination pay to officers, directors or key employees, (iii) enter into any employment, severance or consulting agreement with any current or former director, officer or other key employee of the Company or any of its subsidiaries or (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

    i. except as disclosed in the Company SEC reports filed prior to November 29, 2000 and except as may be required as a result of a change in law or in generally accepted accounting principles or a change in order to comply with SEC requirements, the Company shall not, and shall not permit any of its subsidiaries to, change any of its accounting policies or its procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable);

    j. the Company shall not, and shall not permit any of its subsidiaries to, enter into or make any contract or commitment (including in respect of capital expenditures), or series of related contracts or commitments, involving payments in excess of $500,000;

    k. the Company shall, and the Company shall ensure that each of its subsidiaries shall, use its reasonable best efforts to keep or cause to be kept its insurance policies (or substantial equivalents) duly in force until the Effective Time and shall give Parent notice of any material change in its insurance policies;

    l. the Company shall not amend, consent to the amendment of, or waive any of the following agreements between the Company and Harris Corporation:
       (i) the Employee Benefits Compensation and Allocation Agreement,
       (ii) the Intellectual Property Agreement, (iii) the Registration Rights Agreement, (iv) the Tax Disaffiliation Agreement, or (v) the Ancillary Workers Compensation Agreement, each of which is dated as of November 5, 1999 or (vi) the Agreement and Plan of Distribution, dated October 22, 1999;

    m. the Company shall not amend, consent to the amendment of, or waive any provision of the Voice Asset Purchase Agreement, the documents attached thereto as Exhibits A through E, or any other document or agreement entered into in connection with the sale of the Voice Products Business;

    n. the Company shall not, and shall not permit any of its subsidiaries to agree or commit to do any of the foregoing; and

    o.  the Company shall not, and shall not permit any of its subsidiaries to,
       (i) take any action that would make any representation and warranty of the Company herein inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed that from the date of the Merger Agreement until the termination of the Merger Agreement, the Company shall not, and shall cause its subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants and other agents and advisors of the Company and its subsidiaries not to, directly or indirectly (i) take any action to solicit, initiate or encourage any Acquisition Proposal, (ii) except as described below, engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any Person that the Company has reason to believe may be considering making, or has made, an Acquisition Proposal or has agreed to endorse any Acquisition Proposal (other than this Agreement) or (iii) grant any waiver or release under any standstill or similar agreement with respect to any securities of the Company. The Merger Agreement provides that the Company shall promptly notify Parent after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal, or that the Company intends to engage in negotiations with, or to provide information to, any such Person. The Merger Agreement provides that the Company shall promptly provide Parent with the identity of such Person and a detailed description and summary of such Acquisition Proposal and, if permitted under the terms of such Acquisition Proposal, a copy of such Acquisition Proposal. The Merger Agreement also provides that the Company shall keep Parent fully informed on a current basis of the status and material details of any such Acquisition Proposal, indication or request. The Company has agreed that it shall, and shall cause its subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants and other agents and advisors of the Company and its Subsidiaries to, immediately cease and cause to be terminated, any existing solicitation, activity, discussions or negotiations with any parties conducted heretofore by the Company or any such Person with respect to any Acquisition Proposal.

    The Merger Agreement provides, however, that the Board may (i) furnish non-public information to, or enter into discussions with, any Person in connection with an unsolicited bona-fide written Acquisition Proposal by such Person to the Company or its stockholders, if the Board (acting by a majority of the entire Board) determines in good faith that such Acquisition Proposal, if accepted, would or would be reasonably likely to constitute a Superior Proposal; PROVIDED that prior to furnishing any such information or entering into any such discussions, the Company shall enter into a confidentiality agreement on terms substantially similar to those entered into with Parent, and if the Company furnishes or otherwise makes available information in accordance with this clause (i), the Company shall concurrently furnish or make available the same information to Parent if it has not already done so, (ii) following discussions or negotiations permitted under clause (i) above, enter into a definitive agreement providing for the implementation of a Superior Proposal if the Company, following the approval of the Board (acting by a majority of the entire Board), elects to terminate the Merger Agreement pursuant to the terms of the Merger Agreement or (iii) to the extent required, complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, disclose to its stockholders a position with respect to an Acquisition Proposal.

    The Company also agreed in the Merger Agreement that the Board shall not withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approve or recommend, or propose to approve or recommend, an Acquisition Proposal, except in connection with a Superior Proposal and then only upon or after termination of the Merger Agreement pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary contained in this Offer to Purchase or the Merger Agreement, (i) the Company shall be permitted to make a statement in accordance with Rule 14e-2(a)(1) (to the extent recommending rejection of an Acquisition Proposal), (2) or (3), and

(ii) the Company's Board of Directors shall be permitted to engage in confidential deliberations regarding the subject matter of the Offer, the Merger and the Merger Agreement.

    For purposes of the Merger Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, (i) a merger, share exchange or business combination or similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of twenty percent (20%) or more of the assets of the Company and its subsidiaries taken as a whole, in a single transaction or series of transactions (whether or not related), or (iii) any tender offer or exchange offer for fifteen percent (15%) or more of the outstanding Shares of capital stock of the Company or the acquisition of a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

    For the purposes of the Merger Agreement, "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal on terms which the Board (acting by a majority of the entire board) determines in its good faith judgment (after consultation with the Company Financial Advisor or another nationally recognized independent financial advisor) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, the Person making the proposal, and other relevant considerations, to be more favorable from a financial point of view to the Company's stockholders than the Merger Agreement, the conditions to the consummation of which are all reasonably capable of being satisfied reasonably promptly, and for which the Board of Directors of the Company (acting by a majority of the entire board) determines in its good faith judgment (after such consultation) that financing for such transaction, to the extent required, is then committed or reasonably available.

    EMPLOYEE BENEFITS. Parent has agreed in the Merger Agreement that for a period of one year from and after the Effective Time the employees of the Surviving Corporation will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate to the employees as are provided to similarly situated employees of Parent. The Company has agreed in the Merger Agreement to terminate all employee benefit plans prior to the consummation of the Offer that by their terms are not terminable after the consummation of the Offer.

    INDEMNIFICATION. The Merger Agreement provides that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its subsidiaries (or any person who served at the Company's or any of its subsidiaries' request as an officer, director or agent) (collectively, the "Indemnified Parties") as provided in the Company's certificate of incorporation or by-laws or the certificate or articles of incorporation, by-laws or similar organization documents of any of the subsidiaries of the Company, and the indemnification agreements with such persons as in effect on November 29, 2000, with respect to matters occurring prior to the Effective Time of the Merger will survive the Merger and will continue in full force without modification to the maximum extent allowed by applicable law. The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation shall contain provisions with respect to indemnification and advancement of expenses to such Indemnified Parties identical to those set forth in the certificate of incorporation of the Company. Additionally, the Merger Agreement provides that for at least six (6) years from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by applicable law the present and former officers and directors of the Company and its subsidiaries against all losses, claims, damages and liability in respect of acts or omissions occurring at or prior to the Effective Time. The Merger Agreement also provides that for at least six (6) years after the Effective Time, the Surviving Corporation will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each person currently covered by the Company's directors' and officers' liability insurance with terms no less favorable than those of the policy in effect on the date of the Merger Agreement, subject to certain premium caps.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

    a.  by mutual written consent of the Company and Parent;

    b. by either the Company or Parent, if the Offer has not been consummated on or before March 31, 2001 (provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in or materially contributes to the failure to consummate the Offer by such date);

    c. by either the Company or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger (which the Company, Parent and Purchaser shall use reasonable efforts to lift), and such judgment, injunction, order or decree shall become final and nonappealable;

    d. by either the Company or Parent, if (i) there has been a breach by the other party of any representation or warranty contained in the Merger Agreement which would have a material adverse effect on Parent or the Company, as the case may be, or (ii) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, in each case which breach is not curable or, if curable, is not cured within fifteen (15) days after written notice of such breach is given by the terminating party to the other party;

    e. by Parent, if, prior to acceptance for payment of the Shares under the Offer (i) the Board shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing),
       (ii) the Company shall have breached any of its obligations described above under the heading "No Solicitation" in this Offer to Purchase in any material respect, or (iii) the Board shall exempt any other Person from the provisions of Section 203 of the DGCL;

    f. by Parent, if, prior to the acceptance for payment of the Shares under the Offer any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have acquired beneficial ownership of more than fifteen percent (15%) of the Shares or more than fifteen percent (15%) of the book value or fair market value of the assets of the Company and its subsidiaries taken as whole, or the right to acquire ownership of such Shares or assets;

    g. by the Company, if the Board shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; PROVIDED, HOWEVER, that (i) the Company is not and has not been in breach of its obligations described above under the heading "No Solicitation" in this Offer to Purchase with respect to such Superior Proposal in any material respect, (ii) the Board authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice,
       (iii) during the five (5) business day period after the Company's notice,
       (A) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and if accepted, negotiate with), Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of the Merger

       Agreement as will enable the Company to proceed with the Merger Agreement and (B) the Board shall have concluded, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal, (iv) such termination is within three (3) business days following the five (5) business day period referred to above and
       (v) no termination pursuant to the termination provisions under the Merger shall be effective unless the Company shall simultaneously make the payment described below under the heading "Fees and Expenses" in this Offer to Purchase;

    h. by Parent or the Company if as the result of the failure of any of the conditions to the consummation of the Offer, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (h) shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in or materially contributes to the failure of any such condition; or

    i. by Parent, if on or prior to December 31, 2000, the transactions contemplated by the Asset Purchase Agreement for the Voice Products Business shall not have been consummated in accordance with the terms and provisions of such agreement.

    FEES AND EXPENSES. Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    The Company has agreed to pay Parent a fee of $10,000,000 (the "Termination Fee") plus the amount of the actual out-of-pocket expenses (up to a maximum of $2,000,000) incurred by Parent and Purchaser in connection with the Merger Agreement and the transactions contemplated thereby if the Merger Agreement is terminated pursuant to clauses (e), (f) or (g) above or if, subsequent to the date of the Merger Agreement, an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or stockholders or any person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter the Merger Agreement is terminated as a result of the Minimum Condition not being satisfied and within 12 months of such termination an Acquisition Proposal is entered into or consummated by the Company.

THE VOTING AND TENDER AGREEMENT

    The following is a summary of certain provisions of the Voting and Tender Agreement. This summary is not a complete description of the terms and conditions of the Voting and Tender Agreement and is qualified in its entirety by reference to the full text of the Voting and Tender Agreement filed as an exhibit to the Schedule TO referred to in Section 18 of this Offer to Purchase and is incorporated herein by reference. Capitalized terms not otherwise defined shall have the meaning set forth in the Voting and Tender Agreement. The Voting and Tender Agreement may be examined, and copies obtained, as discussed in
Section 7 of this Offer to Purchase.

    As a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement, Parent and the Purchaser requested that Harris enter into the Voting and Tender Agreement with respect to the 8,785,958 Shares owned by Harris (which constitute approximately 10.4% of the Shares outstanding as of November 20, 2000 (the "Subject Shares")).

    Pursuant to the Voting and Tender Agreement, Harris agrees to validly tender the Subject Shares within ten (10) business days following the commencement of the Offer (or, if later, five (5) business days following its receipt of the applicable Offer Documents).

    The Voting and Tender Agreement provides that Harris shall not, subject to applicable law, withdraw the tender of the Subject Shares, except if Parent or Purchaser (a) amend the Offer without Harris's consent to reduce the price per Share below $3.00 net to the seller in cash, to reduce the number of Shares subject to the Offer, to change the form of consideration payable in the Offer, or to modify or amend any term or condition in a manner adverse to the stockholders of the Company, (b) Harris is prohibited by a governmental authority from tendering the Subject Shares, or (c) the Company's Board of Directors has not recommended to the stockholders of the Company, or has withdrawn its recommendation, that the stockholders tender their Shares pursuant to the Offer and approve the Merger Agreement and the subsequent Merger. In addition, the Voting and Tender Agreement provides that Harris shall not transfer, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, or otherwise dispose or transfer (whether by operation of law or by agreement or otherwise) any of the Subject Shares or any right, title, or interest therein or thereto or enter into any contract, option or other agreement with respect to any of the foregoing.

    REPRESENTATIONS AND WARRANTIES. Harris made customary representations and warranties to Parent and Purchaser including a representation and warranty relating to Harris' title to the Subject Shares. Parent and Purchaser made customary representations and warranties to Harris.

    AGREEMENT TO VOTE. Harris agreed that, at any meeting of the stockholders of the Company and in any action by consent of the stockholders of the Company, Harris will vote the Subject Shares in a manner consistent with Section 2.01(b) of the Registration Rights Agreement, which agreement provides that Harris will vote the Subject Shares proportionally to the votes of all of the other voting Shares.

    COVENANTS. The Voting and Tender Agreement contains various covenants of Harris, including the following:

    (a) Harris will not enter into any agreement or grant a proxy or power of attorney with respect to the Subject Shares that is inconsistent with the Voting and Tender Agreement.

    (b) Harris shall not by any action or omission cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusal, agreements or limitations on its voting rights to attach to the Subject Shares.

    (c) Harris shall not and shall not authorize or permit any of its Subsidiaries, controlled Affiliates, officers, directors, partners, employees, agents or representatives (including without limitation any investment bankers, financial advisors, attorneys or accountants) to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiate with, or provide any information to any Person or group (other than Parent) concerning any Acquisition Proposal, or make a public announcement in support of any Acquisition Proposal or that encourages stockholders of the Company not to support the Offer and the Merger.

    (d) Harris shall immediately advise Parent in writing of any Acquisition Proposal that it receives and provide Parent with any such proposal, if the proposal is in writing, or with a written summary of any oral proposal.

    (e) Harris waives any rights of appraisal or rights to dissent from the Merger that it may have under the provisions of the DGCL or otherwise.

    TERMINATION. The Voting and Tender Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the termination of the Voting and Tender Agreement at the written election of Harris in the event that Harris is entitled to decline or withdraw tender of the Subject Shares under the agreement, and
(iv) by written notice given by Harris to Parent if the Offer has not been effected by the 120th day following November 29, 2000.

EMPLOYMENT AGREEMENTS

    In connection with the transactions contemplated by the Merger Agreement, on November 29, 2000, Wesley E. Cantrell, Chairman and Chief Executive Officer of the Company, and C. Lance Herrin, President and Chief Operating Officer of the Company, each entered into executive employment agreements with the Company which are contingent upon the consummation of the Merger and become effective immediately thereafter.

    Mr. Cantrell's agreement provides for a six-month term of employment commencing upon the Effective Time, and provides for a base salary of $1,000,000. Upon expiration of Mr. Cantrell's term of employment, he is entitled to receive a termination payment of $2.8 million and continued welfare benefits for a period of two years. In the event his employment is terminated by the Company without Cause (as such term is defined in the agreement) or by Mr. Cantrell for Good Reason (as such term is defined in the agreement) prior to the expiration of his employment term, Mr. Cantrell will be entitled to receive the base salary that would have been due for the remainder of the term had his employment not been terminated as well as the termination payment of $2.8 million. This agreement contains non-compete and non-solicitation provisions. A copy of this agreement is filed as Exhibit (e)(3) to the Company 14D-9 and is incorporated herein by reference.

    Mr. Herrin's agreement provides for a two-year term of employment commencing upon the Effective Time, which automatically renews for successive one-year periods unless either party gives notice of its intention to discontinue employment and provides for a base salary of $425,000. In addition Mr. Herrin will be eligible to receive the following bonus payments: (i) an annual bonus of up to $350,000; (ii) a long term incentive bonus of up to $120,000 payable annually; and (iii) a retention bonus of $200,000 payable upon each of the first and second anniversaries of the Effective Time if Mr. Herrin is still employed with the Company at such times. Upon expiration of Mr. Herrin's term of employment, he is entitled to receive a termination payment of $1.7 million and continued welfare benefits for a period of two years. In the event his employment is terminated by the Company without Cause (as such term is defined in the agreement) or by Mr. Herrin for Good Reason (as such term is defined in the agreement) prior to the expiration of his employment term, Mr. Herrin will be entitled to receive the remaining unpaid retention bonuses that would have been due for the remainder of the term had his employment not been terminated as well as the termination payment of $1.7 million. This agreement contains non-compete and non-solicitation provisions. A copy of this agreement is filed as Exhibit (e)(4) to the Company 14D-9 and is incorporated herein by reference.

AGREEMENTS WITH HARRIS CORPORATION

    On October 22, 1999, Harris and the Company (which was, at that time, a wholly-owned subsidiary of Harris) entered into an Agreement and Plan of Distribution (the "Distribution Agreement") in connection with the distribution (the "Distribution") of approximately 90% of the Company's Common Stock to the stockholders of Harris in a spin-off transaction. Harris and the Company also entered into the Tax Agreement in connection with the Distribution. The Distribution subsequently occurred on November 8, 1999.

    The following is a summary of the principal provisions of certain letter agreements entered into by the Company and/or Parent with Harris. This summary is not a complete description of the terms and conditions of the letter agreements and is qualified in its entirety by reference to the full text of the letter agreements filed as exhibits to the Schedule TO and are incorporated herein by reference. The letter agreements may be examined, and copies obtained, as discussed in Section 7 of this Offer to Purchase.

    As required by the Distribution Agreement, Parent and Harris have executed a letter agreement obligating Parent to cause the Surviving Corporation to assume certain tax-related liabilities, obligations and expenses of the Company under the Distribution Agreement.

    Parent, Harris and the Company have also entered into a letter agreement providing (i) that Harris would waive the provisions of Section 2.04(b) of the Tax Agreement, as such section related to the Company's negotiation of the Merger Agreement and the consummation of the Merger by the Company, and (ii) that the negotiation of the Merger Agreement and the transactions contemplated thereby (including the Voting and Tender Agreement) would not be deemed impermissible Harris Tainting Acts (as such term is defined in the Tax Agreement).

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Through the Offer, Purchaser intends to acquire control of, and a majority equity interest in, the Company. Following the completion of the Offer, Parent intends to acquire any outstanding Shares not owned by Purchaser by consummating the Merger.

    The Merger Agreement provides for a merger of the Purchaser with and into the Company (with the Company being the surviving corporation).

    Under the DGCL, if the Purchaser is merged into the Company, the approval of the Board and, unless the Merger is consummated pursuant to Section 253 of the DGCL described below, the affirmative vote of a majority of the holders of outstanding Shares, are required to adopt the Merger Agreement. The Board has unanimously approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions of the DGCL described below, the only remaining required corporate action necessary to consummate the Merger of the Purchaser into the Company would be the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of stockholders of the Company without the affirmative vote of any other stockholder.

    Under Section 253 of the DGCL relating to the merger of a parent with its subsidiary, if Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the merger of Purchaser into the Company without a vote of the Company's stockholders. However, if Purchaser does not acquire at least 90% of the Shares pursuant to the Offer or otherwise, a longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the executive officers of the Purchaser will be the initial executive officers of the Surviving Corporation.

    Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, including steps to integrate the operations of the Surviving Corporation and the operations of Parent. In parallel, Parent plans to give consideration to any potential avenues that may be open for further strengthening the Company's marketing and financial position, including through possible alliances, or partnership or joint venture arrangements with third parties.

    Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board of Directors or management of the Company, (iv) any material change in the Company's capitalization or dividend policy or (v) any other material change in the Company's corporate structure or business.

    Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination. In such event, following the consummation of the Merger, there will be no publicly traded Shares outstanding. See Section 13 of this Offer to Purchase.

    APPRAISAL RIGHTS. The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of
Section 262 of the DGCL to dissent from the Merger and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

13. CERTAIN EFFECTS OF THE OFFER.

    EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATIONS. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on the NYSE, the market for the Shares could be adversely affected. In the event the Shares are no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for NYSE listing. Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination.

    MARGIN SECURITIES. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

14. DIVIDENDS AND DISTRIBUTIONS.

    As discussed in Section 11 of this Offer to Purchase, pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, the Company has agreed not to (i) declare, set aside pay any dividend or make any other distributions of the Company on Shares of capital stock, other than dividends or distributions by any wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary, (ii) split, combine or reclassify any capital stock of the Company or any of its subsidiaries, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of capital stock of the Company or any of its subsidiaries, or (iii) except as required by the Merger Agreement, repurchase, redeem or otherwise acquire any Shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such Shares or other securities.

15. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act, pay for, and (subject to any such rules or regulations) may postpone the acceptance for payment of or the payment for any tendered Shares if:

    (1) the Minimum Condition has not been satisfied;

    (2) any applicable waiting period under the HSR Act has not expired or been terminated;

    (3) the Offer and the Merger cannot be consummated under European Union Council Regulation (EEC) No. 4064/89; or

    (4) the Company and/or Parent shall not have received the antitrust or competition consents, approvals or waivers required by the relevant governmental entities in The Republic of Colombia and in The Republic of Poland.

    Furthermore, notwithstanding any other term or provision of the Offer, Parent and Purchaser shall not be required to accept for payment or purchase any Shares, may postpone the acceptance for payment of Shares tendered, and may terminate the Offer at any time prior to the Expiration Date if any of the following conditions exist:

       (1) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any of Parent's other subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other subsidiaries or affiliates on all matters properly presented to the Company's stockholders or (v) seeking to require divestiture by Parent, Purchaser or any of Parent's other subsidiaries or affiliates of any Shares; or

       (2) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, or the European Union Council Regulation (EEC) No. 4064/89, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in these clauses (1) through (5) ; or

       (3) there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has a material adverse effect on the Company; or

       (4) the Board shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of, the Merger Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing); or

       (5) (i) any of the representations and warranties made by the Company in the Merger Agreement shall not be true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as of such latter date (other than the representations and warranties made as of a specified date) or
           (ii) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such latter date (other than representations and warranties made as of a specified date), in each case without giving effect to any materiality standard contained in such representation or warranty, except to the extent that any such failure to be true and correct, individually and in the aggregate with all other such failures, would not have a material adverse effect on the Company, or (iii) the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement, which, in each case, shall not have been waived or to the extent curable, cured within fifteen (15) days after written notice of such breach is given by Parent or Purchaser; or

       (6) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market in the United States or Japan (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intrading suspension due to "circuit breakers"), any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, any material limitation by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication for financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof, or;

       (7) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

16. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general,

Section 203 would prevent an "interested stockholder" (generally defined as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions with a Delaware corporation) for three years following the date such person became an interested stockholder unless: (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (3) following the transaction in which such person became an interested stockholder, the business combination is
(x) approved by the board of directors of the corporation and (y) authorized at a meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203, the Board has unanimously approved the Merger Agreement and, therefore, the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated under the Merger Agreement.

    The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire Shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

    Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST IN THE UNITED STATES. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Parent filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on November 30, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Parent. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Thereafter, such waiting period can be extended only by court order.

    A request has been made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 15. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 3 of this Offer to Purchase. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1 of this Offer to Purchase.

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to certain governmental actions and Section 11 of this Offer to Purchase for certain termination rights.

    EUROPEAN ANTITRUST APPROVAL. Parent initially notified the Commission of the European Union of the Offer in an informational meeting held on November 30, 2000. Parent and the Company jointly expect to formally notify the Commission of the European Union of the Offer on or about December 12, 2000 pursuant to the European Union Council Regulation (EEC) No. 4064/89. Purchaser will be barred from consummating the Offer until the acquisition of a controlling interest in the Company by Parent has been declared compatible with the European Union common market by the Commission of the European Union or the Commission of the European Union has failed to make a decision within one month of the notification. The receipt of approval by the Commission of the European Union or the expiration of the one month period is a condition to the Offer. See
Section 1 and Section 15 of this Offer to Purchase.

    The one month period begins to run one business day after notification has been received by the Commission of the European Union, unless the Commission of the European Union finds that the notification is materially incomplete in any respect, in which case the one month period begins to run after the defect has been cured. The Offer may be consummated after the one month period has ended, unless the Commission of the European Union determines the acquisition of a controlling interest in the Company by Parent may not be compatible with the European common market or in a substantial part of it, in which case it would commence an in-depth investigation. If the Commission of the European Union determines to commence an in-depth investigation, it must render a decision on the merits of a transaction within four months of making such determination.

    A transaction would be declared incompatible with the common market by the Commission of the European Union if it would create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the common market or in a substantial part of it. Based upon an examination of the information available to the Parent and Purchaser relating to the businesses in which the Parent, the Company and their respective subsidiaries are engaged, the Parent and Purchaser believe that the transactions contemplated by the Merger Agreement will not create or strengthen a dominant position. However, there can be no assurance that a challenge to the Offer on European Union antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 15 of this Offer to Purchase for certain conditions to the Offer.

    REPUBLIC OF COLOMBIA ANTITRUST APPROVAL. Parent and Purchaser jointly expect to notify the Superintendence of Industry and Commerce (the "SIC") of the Offer on or about December 11, 2000. Pursuant to Colombian law, the SIC must indicate whether it objects to the Offer within thirty (30) business days following the filing referred to in the preceding sentence. The thirty (30) business day term will be suspended, however, upon a request for additional information by the SIC. If the SIC does not object to the Offer within the thirty (30) business day term (excluding the days during which such term has been suspended pursuant to a request by the SIC for additional information), the Offer shall be deemed to be approved. The receipt of approval from the SIC or the expiration of the thirty
(30) business day period is a condition to the Offer. See Section 1 and
Section 15 to this Offer to Purchase.

    REPUBLIC OF POLAND ANTITRUST APPROVAL. Parent and the Company jointly expect to notify the President of the Office for Protection of Competition and Consumers (the "Office") of the Offer on or about December 15, 2000, pursuant to the Counteracting Monopolistic Practices Act. The assessment of a notification may last up to two (2) months, but there are exceptions for the acquisition of shares in publicly listed companies, for which the examination period may last up to two (2) weeks. Following the examination of the notification, the Office may either (i) inform Parent and the Company that it has no objection with regard to the Offer, (ii) issue a decision prohibiting the Offer, or
(iii) propose conditions which the parties must fulfill in order to obtain clearance. The receipt of approval from the Office is a condition to the Offer. See Section 1 and Section 15 to this Offer to Purchase.

    OTHER FILINGS. Purchaser and the Company each conduct operations in a number of other foreign countries and there is a possibility that filings may have to be made with other foreign governments under their merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17. FEES AND EXPENSES.

    Wasserstein Perella is acting as the Dealer Manager in connection with the Offer. Wasserstein Perella will receive reasonable and customary compensation for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses including reasonable expenses of counsel and other advisors. Parent and Purchaser have agreed to indemnify Wasserstein Perella and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Wasserstein Perella and its affiliates may actively trade the equity securities of the Company for their own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and Mellon Investor Services, L.L.C. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

    The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in
Section 7 of this Offer to Purchase (except that they will not be available at the regional offices of the SEC).

                              LW Acquisition Corp.

December 8, 2000

                                                                      SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the names, current principal occupations or employment and material occupations, positions, offices or employments for the past five years of each member of Board of Directors and each executive officer of Parent. The principal address of Ricoh Company, Ltd. and, unless indicated below, the current business address for each individual listed below is c/o 15-5, Minami-Aoyama 1-Chome, Minato-ku, Tokyo 107-8544, Japan. Telephone:
    (81) 3-3479-3111. Each such person is a citizen of Japan.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                                     AGE                       POSITIONS HELD DURING THE PAST FIVE YEARS
----                             --------------------       -------------------------------------------------------
Hiroshi Hamada.................  67                        Chairman & CEO, Representative Director from April 1996 to
                                                           Present; President, Representative Director from April
                                                           1983 to April 1996.

Masamitsu Sakurai..............  58                        President & COO, Representative Director from June 2000 to
                                                           Present; President, Representative Director from April
                                                           1996 to June 2000; Managing Director and General Manager
                                                           of Research and Development Group from January 1995 to
                                                           April 1996.

Haruo Kamimoto.................  62                        Executive Managing Director, Executive Vice President, in
                                                           charge of Domestic & International Sales, SCM
                                                           Reengineering and "The Man" project etc. from June 2000 to
                                                           Present; Executive Managing Director in charge of
                                                           Domestic & International Sales from April 1998 to June
                                                           2000; Executive Managing Director & General Manager of
                                                           Imaging System Products Group from June 1994 to April
                                                           1998.

Tatsuo Hirakawa................  63                        Executive Managing Director & Executive Vice President, in
                                                           charge of Corporate Planning, Investors Relations,
                                                           Finance & Accounting and Personnel etc. from June 2000 to
                                                           Present; Executive Managing Director, in charge of
                                                           Finance & Accounting and Personnel & General Affairs from
                                                           September 1995 to March 1998 Executive Managing Director,
                                                           General Manager of Finance & Accounting Division from
                                                           September 1995 to March 1998.

Naoto Shibata..................  61                        Executive Managing Director & Executive Vice President, in
                                                           charge of Marketing in Europe and Middle East from June
                                                           2000 to Present; Managing Director from June 1996 to June
                                                           2000; Chairman of Ricoh Europe B.V., from April 1997 to
                                                           Present; Chairman of Gestetner Holdings plc, 66 Chiltern
                                                           Street, London, U.K. from September 1995 to Present.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                                     AGE                       POSITIONS HELD DURING THE PAST FIVE YEARS
----                             --------------------       -------------------------------------------------------
Koichi Endo....................  56                        Executive Managing Director & Executive Vice President, in
                                                           charge of Production Business, Information Technology and
                                                           Solution, General Manager of Production Group, 1-3-6
                                                           Nakamagome, Ota-ku, Tokyo, Japan from June 2000 to
                                                           Present; Managing Director, General Manager of Production
                                                           Business Group from April 1998 to June 2000; Managing
                                                           Director, Deputy General Manager of Production Business
                                                           Group from June 1997 to April 1998; Director, Deputy
                                                           General Manager of Production Business Group from April
                                                           1993 to June 1997.

Masaaki Iida...................  60                        Managing Director & Executive Vice President, in charge of
                                                           Environment, General Manager of Corporate Citizenship
                                                           Promotion Office from June 2000 to Present; Managing
                                                           Director, General Manager of Chemical Products Group, 16-1
                                                           Honda-machi, Numazu, Japan from June 1998 to June 2000
                                                           Director, General Manager of Chemical Products Group from
                                                           June 1994 to June 1998.

Masami Takeiri.................  62                        Managing Director & Executive Vice President, in charge of
                                                           International Marketing Strategy, General Manager of
                                                           International Marketing Group from June 2000 to Present;
                                                           Managing Director, General Manager of International
                                                           Marketing Group from June 1998 to June 2000; Director,
                                                           General Manager of International Marketing Group from June
                                                           1994 to June 1998.

Makoto Hashimoto...............  55                        Managing Director & Executive Vice President, Company
                                                           President of Personal MultiMedia Products Company, 3-2-3
                                                           Shin-Yokohama, Kohoku-ku, Yokohama-shi, Kanagawa-kon,
                                                           Japan from October 2000 to Present; Managing Director &
                                                           Executive Vice President, General manager of Imaging
                                                           System Business Group, 1-3-6 Nakamagome, Ota-ku, Tokyo,
                                                           Japan from June 2000 to September 2000; Managing Director,
                                                           General manager of Imaging System Business Group from
                                                           April 1998 to June 2000; Director, General Manager of
                                                           Image Processing Products Group from April 1997 to April
                                                           1998; Director, General Managing of Image Processing
                                                           System Group from January 1996 to April 1997; Director,
                                                           General Managing of Image System Business Group from
                                                           January 1995 to January 1996.

Masayuki Matsumoto.............  55                        Managing Director & Executive Vice President, in charge of
                                                           Domestic Sales from June 2000 to Present; Managing
                                                           Director, General Manager of Marketing Group from June
                                                           1998 to June 2000; Director, Deputy General Manager of
                                                           Marketing Group from January 1996 to June 1998; Director,
                                                           Deputy General Manager of Marketing Group and (General)
                                                           Manager of Tokyo Branch, 6-14-6 Ginza, Chuo-ku, Tokyo,
                                                           Japan from January 1995 to January 1996.

Josei Ito......................  71                        Director from June 2000 to Present; Chairman and
                                                           Representative Director of Nippon Life Insurance Company,
                                                           1-1-1 Yuraku-cho, Chiyoda-ku, Tokyo, Japan from July 1989
                                                           to April 1997.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                                     AGE                       POSITIONS HELD DURING THE PAST FIVE YEARS
----                             --------------------       -------------------------------------------------------
Nobuo Mii......................  69                        Director from June 2000 to Present; Managing Partner of
                                                           IGNITE Group, 255 Shoreline Drive, Suite 510, Redwood
                                                           City, CA, USA from October 1997 to Present; Corporate Vice
                                                           President of IBM Corporation from June 1990 to October
                                                           1997.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Set forth below is the name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each member of the board of directors and each executive officer of Purchaser. The principal address of Purchaser and, unless indicated below, the current business address for each individual listed below is LW Acquisition Corp., 5 Dedrick Place, West Caldwell, New Jersey 07006. Telephone: (973) 882-2000. Each such person is a citizen of Japan.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
NAME                                     AGE                       POSITIONS HELD DURING THE PAST FIVE YEARS
----                             --------------------       -------------------------------------------------------
Masami Takeiri.................  62                        President and Director of Purchaser; Managing Director &
                                                           Executive Vice President, General Manager of International
                                                           Marketing Group of Ricoh Company, Ltd. from June 2000 to
                                                           Present; Managing Director, General Manager of
                                                           International Marketing Group of Ricoh Company, Ltd. from
                                                           June 1998 to June 2000; Director, General Manager of
                                                           International Marketing Group of Ricoh Company, Ltd. from
                                                           June 1994 to June 1998.

Yukio Mizutani.................  61                        Director, Secretary and Treasurer of Purchaser; Associate
                                                           Director, Deputy General Manager of International
                                                           Marketing Group of Ricoh Company, Ltd. from June 1999 to
                                                           Present; Deputy General Manager of International Marketing
                                                           Group of Ricoh Company, Ltd. from April 1988 to June 1999;
                                                           (General) Manager of Marketing Group, International
                                                           Marketing Office of Ricoh Company, Ltd. from January 1996
                                                           to April 1998, Deputy General Manager of International
                                                           Marketing Group of Ricoh Company, Ltd. from October 1995
                                                           to January 1996.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS
                        MELLON INVESTOR SERVICES, L.L.C.

          BY MAIL:                       BY HAND:                     BY OVERNIGHT:

  Reorganization Department      Reorganization Department      Reorganization Department
        P.O. Box 3301                  120 Broadway                85 Challenger Road
 South Hackensack, NJ 07606             13th Floor                  Mail Stop--Reorg
                                    New York, NY 10271          Ridgefield Park, NJ 07660

                                       BY FACSIMILE:
                                (FOR ELIGIBLE INSTITUTIONS
                                           ONLY)
                                      (201) 296-4293

                           CONFIRM BY TELEPHONE (CALL COLLECT):
                                      (201) 296-4860

                            ------------------------

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010

                          Call Collect: (212) 929-5500

                         Call Toll Free: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS
                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                               New York, NY 10019
                         (212) 969-2700 (Call Collect)